Addendum 2 to the Manhattan street Capital and InsituBiologics Engagement Letter dated October 30th 2017

Client agrees to reimburse MSC for the fees that MSC incurs for third party services provided for offerings made for Client on MSC's platform.

Examples of such fees include;
Escrow
Fundamerica transaction fees and related services
Accreditation verification
Coinpayments fees

AML fees will be $2 per US investor and $6 per non-US investor.

FundAthena, Inc., d/b/a Manhattan Street Capital, Inc.

____

Name:

Title: ______________________

Accepted and Agreed:

James Segermark

James Segermark
President & CEO
InSitu Biologics, LLC

Addendum to the Reg A+ Engagement agreement dated Oct 30 2017 for Reg D 506c offering

A) This addendum adds a Reg D 506c offering to the above Engagement Agreement, referred to from now as the "EA". All the terms of the EA apply to this Addendum except the items described below which apply specifically to the Reg D;

1. Manhattan Street Capital ("MSC") has reduced it's usual Reg D listing price of $10k per month to a $2k flat fee because of InsituBiologics ("Client") having executed the EA. In the event that Client elects to keep the Reg D offering live for investment for more than 60 days, Client and MSC will revisit and negotiate an extension fee.

2. The other fees for the Reg D for actual investments through the MSC platform include:
3. $25 cash plus $25 warrants per investor payable to MSC. The warrants will be cashless exercise,10 year duration, priced at the Reg D share price and will be delivered to MSC by Client on conclusion of the Reg A+. If the Reg A+ does not complete withing twelve months of Nov 1 2017, Client will deliver the Warrants promptly to MSC based on the Reg D.

B) Estimated fees for other related service for the Reg D, excluding third party marketing agency include:

1. Backend technology payments to our supplier that will likely amount to approx $14 per investor,
2. Escrow fees of approx $5 per investor and $200 per month to the escrow bank
3. 3rd party Accreditation verification for approx $65 to 70 per investor, payable direct to the 3rd party.
4. AML checks currently cost $2 per US investor and $60 per non-US investor. MSC intends to integrate into its platform an integrated AML service that will charge approx $4 per non-US investor.

5. There are some other fees, but the above covers the most significant charges.

Sincerely,

FundAthena, Inc., d/b/a Manhattan Street Capital, Inc.

Name: ____________________ Title: ____________________

Accepted and Agreed:

[Client] James Segermark **Title** President & CEO

James Segermark
InSitu Biologics, Inc

Engagement Letter

October 30, 2017

InSitu Biologics, LLC
713 E. Minnehaha Avenue
Suite 212
St. Paul, MN 55106

Re: Advisory, Technology and Administrative Services

This agreement (this "Agreement") will confirm the arrangements under which FundAthena, Inc., d/b/a Manhattan Street Capital, Inc. ("MSC") and InSitu Biologics, LLC ("InSitu" or "Client"), a Delaware corporation, and its present and future subsidiaries and any entity used thereby to facilitate the Financings contemplated hereby (collectively, the "Client"), to act as the Client's exclusive advisor in connection with a possible Financing (as defined below) and the Client's use of MSC's proprietary technology platform (the "MSC Platform").

Retention. During the term of this engagement for the RegA+ Offering, and as mutually agreed upon by MSC and the Client, MSC shall provide Client with advice, technology, administrative services and assistance with and introductions to resources needed to conduct a Reg A+ offering, (any of the foregoing, a "Financing").Client agrees to be bound by the MSC Platform standard terms and conditions, (the "Platform Terms") which can be found at [http://www.manhattanstreetcapital.com/terms).

Cooperation. The Client shall furnish MSC and/or upload to the MSC Platform all current and historical materials and information regarding the business and financial condition of the Client relevant to the Financing, and all other information and data, and access to the Client's officers, directors, employees and professional advisors, which MSC reasonably requests in connection with MSC' activities hereunder. All such materials, information and data shall be to the Client's knowledge, complete and accurate in all material respects and not misleading. The Client agrees to promptly advise MSC of all developments materially affecting the Client, any proposed Financing or the completeness or accuracy of the information previously furnished to MSC, and agrees that no material initiatives relating to the proposed Financing will be taken without MSC having been consulted in advance thereof.

Compensation. The Client agrees to promptly pay MSC the MSC Fee (the "Fee"), which comprises two parts:

Part One is the MSC technology administration and service fee of $25 per investor in the Offering. The $25 per investor fee ('INVESTOR FEE") is constant regardless of the investment amount from each investor, and it is not dependent on the total size of the capital raise. This fee is an obligation of the Client regardless of the outcome of the Offering. The MINIMUM CASH FEE shall begin on the

date the Offering goes live and shall be no less than $5,000 per month that the Offering is live to investors.

Part Two of the MSC Fee is five year warrants to purchase stock in the Client company, at the IssuePrice(TM) of the Regulation A+ Offering, in the amount of $25 warrant value per investor. The Warrants Payment is an obligation of the Client regardless of the success or failure of the Reg A+ Offering

For purposes of calculating the MSC fees, an investor is defined as any person or entity that deposits money into escrow as part of the Financing.

The greater of the MINIMUM CASH FEE or INVESTOR FEE will be invoiced monthly by MSC. The Part One will be due for payment Net 10 days after receipt of the invoice. The Part Two will be invoiced upon the close of the Offering and will be due for delivery by the Client within 30 after the Offering is closed.

It is expressly understood that a separate Fee shall be payable in respect of each Financing in the event that more than one Financing occurs.

Confidentiality. Each party acknowledges that, in the course of evaluating the Financing and, it (the "Receiving Party") may obtain information relating to the other party's business (the "Disclosing Party") (all such information the "Confidential Information"). Such Confidential Information shall belong solely to the Disclosing Party. For sake of clarity, information is considered Confidential Information for so long as it has not been made known to the general public by the Disclosing Party or through the rightful actions of a third party, and for so long as the information holds value, as reasonably determined by the Disclosing Party, by virtue of remaining confidential. During the Term and after its termination the Receiving Party: (a) shall not use, other than as required for the Financing, or disclose Confidential Information without the prior written consent of the Disclosing Party, or unless such Confidential Information becomes part of the public domain without breach of this Agreement by the Receiving Party, its officers, directors, employees or agents, (b) agrees to take all reasonable measures to maintain the Confidential Information in confidence, but not less than those it takes to safeguard its own confidential information; and (c) will disclose the Confidential Information only to those of its employees and consultants as are necessary for the uses licensed hereunder and are bound by obligations of confidentiality. Upon the termination of this Agreement, the Receiving Party shall return or destroy all Confidential Information, as requested by the Disclosing Party.

Termination.

Either party may terminate this agreement upon 90 days' notice. Upon any termination of this Agreement, the rights and obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 4, 5 and 7-10 (inclusive), shall survive termination of this Agreement. If Client terminates this Agreement without cause, Client agrees that for the twelve-month period following such termination, Client will pay MSC fifty percent (50%) of the Fee set forth in Section 3 for any Financing Client completes with a Tail Party (as defined below) that Client would have been required to pay MSC if such Financing had been completed through MSC. A "Tail Party" for

purposes of this provision shall mean any third-party (or its affiliates) who was identified to the Client by MSC, or as to which contact was initiated, developed or pursued, directly or indirectly by MSC, prior to the termination of this Agreement by Client. Any such fee or fees shall be payable upon the closing of any such Financing.

Exclusivity. During the term of this Agreement, the Client will not, and will not permit any securityholder, affiliate, advisor or representative of the Client to, engage any other party to perform any services or act in any capacity which is related to, or comparable, to the Financing without the prior written approval of MSC. Client will not conduct a Financing with an entity that offers competing services to MSC for one year after this agreement is executed, without prior written approval from MSC, of which approval shall not be unreasonably withheld.

Indemnification. Client agrees to indemnify and hold harmless MSC and its affiliates, and each of their respective officers, directors, managers, members, partners, employees and agents, and any other persons controlling MSC or any of its affiliates (collectively, "Indemnified Persons"), to the fullest extent lawful, from and against any claims, liabilities, losses, damages, costs and expenses (or any action, claim, suit or proceeding in respect thereof), as incurred, related to or arising out of or in connection with MSC' services (whether occurring before, at or after the date hereof) under the Agreement, the Financing or any proposed Financing contemplated by the Agreement or any Indemnified Person's role in connection therewith ("Losses"), provided, however, that the Client shall not be responsible for any Losses that arise out of or are based on any action of or failure to act by MSC to the extent such Losses are determined, by a final, non-appealable judgment by a court, to have resulted primarily and directly from MSC' gross negligence or willful misconduct.

Limitation on Liability.

EXCEPT FOR A PARTY'S BREACH OF SECTION 4 AND/ OR MSC's OR CLIENT'S INDEMNIFICATION OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY NATURE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF WHETHER THE CLAIM OR LIABILITY IS BASED UPON ANY CONTRACT, TORT, BREACH OF WARRANTY OR OTHER LEGAL OR EQUITABLE THEORY.

EXCEPT FOR A PARTY'S BREACH OF SECTION 4 OR CLIENT'S INDEMNIFICATION OBLIGATIONS, THE TOTAL LIABILITY OF EITHER PARTY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, WILL NOT EXCEED, IN THE AGGREGATE, THE FEES PAID TO MSC. THE FOREGOING LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL FINANCING OF ANY LIMITED REMEDY.

Independent Contractor. The Client acknowledges and agrees that (i) MSC will act as an independent contractor hereunder, its responsibility is solely owed to the Client and contractual in nature, and MSC does not owe the Client, or any other person or entity (including, without limitation, any securityholders, affiliates, creditors or employees of the Client), any fiduciary or similar duty as a

result of its engagement hereunder or otherwise, (ii) MSC and its affiliates will not be liable for any losses, claims, damages or liabilities arising out of the actions taken, omissions of or advice given by other parties who are providing services to the Client, (iii) MSC is not an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction, (iv) the Client has consulted, and will consult, as appropriate, with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of this Agreement and the Financings contemplated hereby, and that MSC and its affiliates shall have no responsibility or liability with respect thereto, and (v) the Client is capable of evaluating the merits and risks of such Financings and the fees payable in connection therewith and that it understands and accepts the terms, conditions, and risks of such Financings and fees.

Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware and all claims shall be exclusively commenced in the state or federal courts located in the Wilmington, Delaware. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may not be amended or modified except in writing signed by each party hereto; provided, however, that if Client agrees to the Platform Terms, the Platform Terms shall govern Client's use of the MSC Platform and to the extent there is a conflict or inconsistency between this Agreement and the Platform Terms, the Platform Terms shall control. This Agreement may not be assigned by Client hereto without the prior written consent of MSC. Any attempted assignment of this Agreement made without such consent shall be void and of no effect. This Agreement is solely for the benefit of the Client and MSC. If any provision hereof shall be held by a court of competent jurisdiction to be invalid, void or unenforceable in any respect, or against public policy, such determination shall not affect such provision in any other respect nor any other provision hereof. Headings used herein are for convenience of reference only and shall not affect the interpretation or construction of this Agreement. This Agreement may be executed in facsimile or other electronic counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same document. This Agreement has been reviewed by each of the signatories hereto and its counsel. There shall be no construction of any provision against MSC because this Agreement was drafted by MSC, and the parties waive any statute or rule of law to such effect.

Please sign below and return to MSC to indicate the Client's acceptance of the terms set forth herein, and once executed by each of MSC and the Client, this Agreement shall constitute a binding agreement between the Client and MSC as of the date first written above, recognizing that no Fees are accrued or payable until the Offering is live, per Section 4 above.

Sincerely,

FundAthena, Inc., d/b/a Manhattan Street Capital, Inc.

____

Name:

Title: ____________________

Accepted and Agreed:

James Segermark
____

James Segermark
President & CEO
InSitu Biologics, LLC